                          Variable Annuity Income Rider

This Rider is made a part of the Contract to which it is attached. The Rider Effective Date is shown on the Contract Benefit Data page(s). The provisions contained here within apply in lieu of any provisions in the Contract (including any attachments to the Contract) to the contrary. No additional Purchase Payments to the Contract will be accepted after the Rider Effective Date.

                                  Defined Terms

Access Period - The length of time in whole years, measured from the Periodic Income Commencement Date shown on the Contract Benefit Data page(s), during which an Owner may elect to surrender the Contract or make Withdrawals from the Contract. If during the Access Period the payment of the Guaranteed Income Benefit reduces the Account Value to zero, the Access Period will end and the Lifetime Income Period, if any, will begin on the Valuation Date the Account Value equals zero. The Access Period may not be changed after the Rider Effective Date.

Account Value - During the Access Period, on any Valuation Date the sum of the values of the Variable Subaccounts attributable to the Contract plus the sum of the values of the Fixed Account(s) attributable to the Contract. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by LNL, or at another time of LNL's choosing.

Annuitant - The person upon whose life the payment of the Periodic Income Payments will be contingent and upon whose death a Death Benefit may be paid. The Contract may only have one Annuitant after the Rider Effective Date. The Annuitant may not be changed after the Rider Effective Date.

Secondary Life - The person upon whose life the payment of the Periodic Income Payments will also be contingent. The designation of a Secondary Life results in a joint life payout. The Secondary Life must be designated prior to the Rider Effective Date and may not be changed after the Rider Effective Date.

Assumed Interest Rate - The interest rate used in calculating the Initial Periodic Income Payment. This rate may be 3%, 4%, 5% or 6% as selected by an Owner at the Rider Effective Date; however, this rate may be restricted if the Guaranteed Income Benefit Option is elected. The Assumed Interest Rate is shown on the Contract Benefit Data page(s). The Assumed Interest Rate may not be changed after the Rider Effective Date.

Lifetime Income Period - The period that begins after the Access Period, provided the Annuitant, or in the case of a joint life payout the Annuitant or the Secondary Life, is still living and the Contract has not been surrendered. This period will then continue for as long as the Annuitant, or the case of a joint life payout the Annuitant or the Secondary Life, is living.

Periodic Income Payment - The variable, periodic income amounts paid under this Rider to an Owner, or an Owner's designee, during the Access Period and the Lifetime Income Period. Prior to the Rider Effective Date an Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually. The Initial Periodic Income Payment Mode is shown on the Contract Benefit Data page(s).

Periodic Income Commencement Date - The Valuation Date on which the Initial Periodic Income Payment under this Rider is calculated. The due date of the Initial Periodic Income Payment will be no more than 14 calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the Contract Benefit Data page(s).

Surrender Value - During the Access Period, the Surrender Value is the Account Value less any applicable Contingent Deferred Sales Charge and if applicable, any Interest Adjustment. The Contract and this Rider will terminate upon payment of the full Surrender Value.

Withdrawals - Additional amounts from the Account Value requested by, and paid to, an Owner during the Access Period.

              Determination of the Initial Periodic Income Payment

The Initial Periodic Income Payment will be determined by dividing the Account Value as of the Periodic Income Commencement Date by 1000 and multiplying this result by an annuity factor. The Initial Periodic Income Payment is shown on the Contract Benefit Data page(s).

The annuity factor is based upon, as of the Periodic Income Commencement Date, the age and sex of the Annuitant; the age and sex of the Secondary Life, if applicable; the Periodic Income Payment Mode; the length of the Access Period; the Assumed Interest Rate and when applicable the 1983 'a' Individual Annuity Mortality Table, modified.

              Determination of Subsequent Periodic Income Payments

An Owner may elect to adjust the Periodic Income Payments on a modal basis or an annual basis. If an election is made to adjust Periodic Income Payments on an annual basis, the monthly Periodic Income Payment Mode must be chosen. If this election is not made prior to the Rider Effective Date, Periodic Income Payments will be adjusted on a modal basis. The Periodic Income Payment adjustment basis may not be changed after the Rider Effective Date.

During the Access Period.

If Periodic Income Payments are being adjusted on a modal basis, then each subsequent Periodic Income Payment will be determined by dividing the Account Value as of the Valuation Date for the due date of a Periodic Income Payment by 1000 and multiplying this result by a revised annuity factor.

If Periodic Income Payments are being adjusted on an annual basis, then each Periodic Income Payment due on the anniversary of the Initial Periodic Income Payment Date will be determined by dividing the Account Value as of the Valuation Date for that Periodic Income Payment by 1000 and multiplying this result by a revised annuity factor. Periodic Income Payments made between anniversaries of the Initial Periodic Income Payment Date will be equal to the Periodic Income Payment calculated as of the prior anniversary (this includes the Initial Periodic Income Payment Date), unless there is a Withdrawal. If a Withdrawal is taken, the next Periodic Income Payment will be determined by dividing the Account Value as of the Valuation Date for that Periodic Income Payment by 1000 and multiplying this result by a revised annuity factor. Any subsequent Periodic Income Payments due after the Withdrawal and prior to the next anniversary of the Initial Periodic Income Payment Date will be equal to the Periodic Income Payment determined immediately following the Withdrawal.

If the Guaranteed Income Benefit Option is in effect, payments equal to the Guaranteed Income Benefit may reduce the Account Value to zero prior to the end of the Access Period (See: Guaranteed Income Benefit Option).

If a Secondary Life was not designated, prior to the death of the Annuitant, the revised annuity factor is based upon, as of the Valuation Date of the Periodic Income Payment: the age and sex of the Annuitant; the Periodic Income Payment Mode; the length of time remaining in the Access Period; the Assumed Interest Rate; and when applicable the 1983 'a' Individual Annuity Mortality Table, modified. Upon receipt of due proof of the death of the Annuitant, the revised annuity factor is based upon, as of the Valuation Date of the Periodic Income Payment, the Periodic Income Payment Mode; an Access Period (See: Death Benefit, During the Access Period); and the Assumed Interest Rate. Periodic Income Payments will continue until the end of the Access Period. There will be no Periodic Income Payments due after the Access Period.

If a Secondary Life was designated, then prior to the death of either the Annuitant or the Secondary Life, the revised annuity factor is based upon, as of the Valuation Date of the Periodic Income Payment: the ages and sexes of the Annuitant and the Secondary Life; the Periodic Income Payment Mode; the length of time remaining in the Access Period; the Assumed Interest Rate; and when applicable the 1983 'a' Individual Annuity Mortality Table, modified. Upon receipt of due proof of the first death of the Annuitant or the Secondary Life, the next Periodic Income Payment (regardless of whether Periodic Income Payments are being adjusted on a modal basis or an annual basis) will be compared to a Periodic Income Payment calculated by substituting the age and sex of the survivor for the ages and sexes of the Annuitant and the Secondary Life in the revised annuity factor described above. If the resulting Periodic Income Payment is less than or equal to the Periodic Income Payment determined by using both lives, then both lives will continue to be used in calculating the revised annuity factor. If the resulting Periodic Income Payment is greater than the Periodic Income Payment determined by using both lives, then the following will occur:

     1. The age and sex of the survivor will be substituted for the ages and sexes of the Annuitant and the Secondary Life in calculating subsequent revised annuity factors to determine Periodic Income Payments subsequent to the first death of either the Annuitant or Secondary Life.

     2. The next Periodic Income Payment due after the first death of either the Annuitant or Secondary Life, regardless of whether Periodic Income Payments are being adjusted on a modal basis or an annual basis, will be calculated using the revised annuity factor. If Periodic Income Payments are being adjusted on an annual basis, any subsequent Periodic Income Payments due prior to the next anniversary of the Initial Periodic Income Payment Date will be equal to the Periodic Income Payment determined immediately following the first death of either the Annuitant or Secondary Life, unless there is a Withdrawal.

After the deaths of both the Annuitant and the Secondary Life the revised annuity factor is based only upon, as of the Valuation Date of the Periodic Income Payment, the Periodic Income Payment Mode; an Access Period (See: Death Benefit, During the Access Period); and the Assumed Interest Rate. Periodic Income Payments will continue until the end of the Access Period. There will be no Periodic Income Payments due after the Access Period.

During the Lifetime Income Period.

If Periodic Income Payments are being adjusted on a modal basis, then the first modal Periodic Income Payment from the Fixed Account during the Lifetime Income Period will be determined by dividing the Account Value, if any, in the Fixed Account as of the last Valuation Date of the Access Period by 1000 and multiplying the result by a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; the Assumed Interest Rate; and the 1983 'a' Individual Annuity Mortality Table, modified. Each subsequent modal Periodic Income Payment from the Fixed Account during the Lifetime Income Period will be determined by multiplying the prior modal Periodic Income Payment from the Fixed Account by 'A' divided by 'B', where:

     'A' is the 'Interest Adjustment Factor' raised to a power equal to the number of days since the prior annual or modal Periodic Income Payment Valuation Date, and the 'Interest Adjustment Factor' is equal to (1 + i) raised to the power of (1/365), with 'i' equal to an annual effective rate of interest not less than 0%, and

     'B' is the 'Daily Factor' raised to a power equal to the number of days since the prior annual or modal Periodic Income Payment Valuation Date, and the 'Daily Factor' is equal to (1 + Assumed Interest Rate) raised to the power of (1/365).

If Periodic Income Payments are being adjusted on an annual basis, then the modal Periodic Income Payments from the Fixed Account(s) during the first year of the Lifetime Income Period will be determined by first dividing the Account Value, if any, in the Fixed Account(s) by 1000 and multiplying the result by a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); an annual mode; the Assumed Interest Rate; and the 1983 'a' Individual Annuity Mortality Table, modified. Then the resulting annual modal amounts will be converted into modal Periodic Income Payments by dividing the annual modal amount by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and the 1983 'a' Individual Annuity Mortality Table, modified.

The modal Periodic Income Payments from the Fixed Account(s) during each subsequent year of the Lifetime Income Period will be determined by first multiplying the annual modal amount from the prior Periodic Income Payment Date Anniversary by 'A' divided by 'B'. The resulting annual modal amount will be converted into modal Periodic Income Payments by dividing the annual modal amount by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and the 1983 'a' Individual Annuity Mortality Table, modified.

If Periodic Income Payments are being adjusted on a modal basis, then the first modal Periodic Income Payment from the Variable Account during the Lifetime Income Period will be determined by dividing the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period by 1000 and multiplying the result by a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; the Assumed Interest Rate; and the 1983 'a' Individual Annuity Mortality Table, modified. The result for each Variable Subaccount will then be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the initial number of Annuity Units per payment per Variable Subaccount for subsequent Periodic Income Payments. Each subsequent modal Periodic Income Payment will be determined by multiplying the number of Annuity Units per payment per Variable Subaccount by the Annuity Unit value for the respective Variable Subaccount on the Valuation Date for the Periodic Income Payment and summing the results.

If Periodic Income Payments are being adjusted on an annual basis, then the modal Periodic Income Payments from the Variable Account during the first year of the Lifetime Income Period will be determined by first dividing the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period by 1000 and multiplying the result by a revised annuity factor (See:
Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); an annual mode; the Assumed Interest Rate; and the 1983 'a' Individual Annuity Mortality Table, modified. Then the result for each Variable Subaccount will be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the initial number of Annuity Units per Variable Subaccount reflecting an annual modal amount for subsequent Periodic Income Payments. Finally, the resulting annual modal amounts per Variable Subaccount will be summed and transferred to the General Account of LNL and converted into modal Periodic Income Payments by dividing the annual modal amount transferred by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and the 1983 'a' Individual Annuity Mortality Table, modified.

The modal Periodic Income Payments from the Variable Subaccount(s) during each subsequent year of the Lifetime Income Period will be determined by first multiplying the number of Annuity Units reflecting an annual modal amount per Variable Subaccount by the Annuity Unit value for the respective Variable Subaccount on the Valuation Date for the first modal Periodic Income Payment due on the anniversary of the initial Periodic Income Payment and summing the results. Then the resulting annual modal amount will be transferred to the General Account of LNL and converted into modal Periodic Income Payments by dividing the annual modal amount by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and the 1983 'a' Individual Annuity Mortality Table, modified.

The Annuity Unit value for any Valuation Period for any Variable Subaccount is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by 'A' divided by 'B', where:

     'A' is a Variable Subaccount's Accumulation Unit value as of the end of the current Valuation Period divided by the Accumulation Unit value of the same Variable Subaccount as of the end of the immediately preceding Valuation Period, and

     'B' is the 'Daily Factor' raised to a power equal to the number of days in the current Valuation Period, where the 'Daily Factor' is equal to (1 + Assumed Interest Rate) raised to the power of 1/365.

                        Guaranteed Income Benefit Option

If available, an Owner may select the Guaranteed Income Benefit Option prior to the Rider Effective Date. If the Guaranteed Income Benefit Option is selected and is still in effect, then:

     1.   The greater of:

          (a)  the subsequent Periodic Income Payment as determined above, and

          (b)  the Guaranteed Income Benefit

          will be paid.

          During the Access Period, this will result in an amount no less than the Guaranteed Income Benefit amount being paid from the Account Value, which may result in a lower Account Value than otherwise would be available in the absence of the Guaranteed Income Benefit Option. If during the Access Period the payment of the Guaranteed Income Benefit reduces the Account Value to zero, the Access Period will end and the Lifetime Income Period, if any, will begin on the Valuation Date the Account Value equals zero. Each subsequent Periodic Income Payment during the Lifetime Income Period, if any, will be equal to the Guaranteed Income Benefit.

          During the Lifetime Income Period, if a Periodic Income Payment as determined above is less than the Guaranteed Income Benefit, the excess of the Guaranteed Income Benefit over the Periodic Income Payment will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment. The reduction to the number of Annuity Units per payment will be determined by first dividing 'a' by 'b' where:

               'a' is the amount of the excess of the Guaranteed Income Benefit over the Periodic Income Payment; and

               'b' is a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period)

          and then dividing this result by the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

          If payment of the Guaranteed Income Benefit reduces the number of Annuity Units per payment to zero during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period, if any, will be equal to the Guaranteed Income Benefit.

     2. The Initial Guaranteed Income Benefit is shown on the Contract Benefit Data page(s).

     3. The Guaranteed Income Benefit will be equal to the Initial Guaranteed Income Benefit, reduced by Withdrawals, if any. Each Withdrawal will reduce the Guaranteed Income Benefit in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal.

     4. A change by the Owner to the Access Period or to the Periodic Income Payment Mode will terminate the Guaranteed Income Benefit Option, if in effect. Termination of the Guaranteed Income Benefit Option will be effective with the change in the Access Period or the change to the Periodic Income Payment Mode on the next Periodic Income Commencement Date anniversary.

     5. While this Rider is in effect the full Account Value may only be allocated to the Fixed and /or Variable Sub-account(s) available for use with this Rider.

     6. The Guaranteed Income Benefit Option may be terminated by the Owner. Notice of the termination, either in signed writing or another manner that LNL approves in advance, must be sent to LNL. The termination will be effective as of the Valuation Date on the next Periodic Income Commencement Date anniversary.

     7. The Guaranteed Income Benefit Option will terminate upon the death of the Annuitant or, if a joint life payout was elected, upon the death of last to die of the Annuitant and Secondary Life.

     8. Upon the effective date of the termination of the Guaranteed Income Benefit, the daily charge imposed in a Variable Subaccount will be the daily charge imposed for Contracts without the Guaranteed Income Benefit Option and subsequent Periodic Income Payments will not be subject to the Guaranteed Income Benefit.

                                  Account Value

On the Rider Effective Date, any prior Contract Value will terminate. During the Access Period the Account Value will be increased by any net investment gains and interest credited and will be reduced by any net investment losses, Periodic Income Payments made, premium tax paid if any, and Withdrawals taken. At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income Payment for the Lifetime Income Period. There will no longer be an Account Value after the Access Period.

                         Valuation of Accumulation Units

The daily charge imposed in a Variable Subaccount for any Valuation Period this Rider is in effect represents the daily mortality and expense risk charge and the daily administrative charge adjusted for the number of calendar days in the Valuation Period. This daily charge, on an annual basis, will not exceed the rate shown on the Contract Benefit Data page(s) for the options selected by the Owner and in effect. This daily charge will replace any prior daily charge provided in the Contract. This daily charge will begin on the Rider Effective Date.

                                Withdrawal Option

During the Access Period an Owner may make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the terms of the Withdrawal Option and if applicable, the Contingent Deferred Sales Charge provisions of the Contract for Withdrawals occurring prior to the Annuity Commencement Date.

Withdrawals will immediately reduce the Account Value and will reduce subsequent Periodic Income Payments. (See: Determination of Subsequent Periodic Income Payments, During the Access Period).

                                Surrender Option

During the Access Period, an Owner may surrender the Contract for the Surrender Value. A surrender of the Contract will be subject to the terms of the Surrender Option and if applicable, the Contingent Deferred Sales Charge provisions of the Contract for surrenders occurring prior to the Annuity Commencement Date. If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this Rider will terminate.

                                 Transfer Option

An Owner may direct a transfer between the Variable Subaccounts and/or the Fixed Account(s) of any portion of the Account Value, subject to the terms of the Transfer Option provisions of the Contract for transfers occurring prior to the Annuity Commencement Date.

Transfers between the Variable Subaccounts during the Lifetime Income Period will result in the selling of Annuity Units from one Variable Subaccount and the purchase of Annuity Units from the other Variable Subaccount, at the current Annuity Unit values. These Annuity Units will then represent the number of Annuity Units per payment from the Variable Subaccount.

Transfers from the Fixed Account to the Variable Account are not permitted after the Access Period. Transfers from the Variable Account to the Fixed Account after the Access Period may occur only on the Valuation Date of a Periodic Income Payment.

      Waiver of Contingent Deferred Sales Charge and/or Interest Adjustment

If applicable, any provision in the Contract for waiving Contingent Deferred Sales Charge or an Interest Adjustment is replaced by the following provision. During the Access Period, Contingent Deferred Sales Charge or Interest Adjustment, if any, as provided for in the Contract or by Rider, will be waived as shown on the Contract Benefit Data page(s).

                                  Death Benefit

If a death occurs prior to the Periodic Income Commencement Date, the Death Benefit provided by this Rider will be distributed according to the terms of the Contract applicable prior to the Annuity Commencement Date. Certain Access Periods may not be allowed if this Rider is elected by a beneficiary to settle a death claim.

During the Access Period.

This Rider provides an Account Value Death Benefit during the Access Period. The Account Value Death Benefit is equal to the current Account Value as of the Valuation Date on which the death claim is approved by LNL for payment. The Death Benefit option is shown on the Contract Benefit Data page(s).

Complete distribution of the Death Benefit will terminate the Contract and this Rider.

If any Owner is a non-natural person, the death of the Annuitant or Secondary Life will be treated as the death of an Owner.

Upon the death of an Owner, the recipient of the rights of ownership, as provided for in the Contract, may elect to continue the Contract and receive the Periodic Income Payments or elect to terminate the Contract and this Rider and receive full payment of the Death Benefit.

Upon notification to LNL of the death of the Annuitant or, if applicable, the Secondary Life, the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may elect to continue the Contract and receive the Periodic Income Payments or elect to terminate the Contract and this Rider and receive full payment of the Death Benefit. If an election is made to continue the Periodic Income Payments, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will then continue for the remainder of the Access Period and then, if there is a surviving Annuitant or, if applicable, Secondary Life, for the Lifetime Income Period. If there is not a surviving Annuitant or Secondary Life, an Access Period will be calculated over which the Periodic Income Payments will continue to be paid.

In any event, if full payment of the Death Benefit is not made upon the death of the Owner, Periodic Income Payments will continue to be paid at least as rapidly as they were being distributed prior to such death.

During the Lifetime Income Period.

Upon the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, the Periodic Income Payments will cease and the Contract and this Rider will terminate. If a Secondary Life was designated and is still surviving the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Secondary Life continues to live.

Upon the death of the Secondary Life, if the Annuitant is no longer surviving, the Periodic Income Payments will cease and the Contract and this Rider will terminate. If the Annuitant is still surviving the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Annuitant continues to live.

                   The Lincoln National Life Insurance Company